UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

_______________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 14, 2022

To our Stockholders:

As Chairman of the Board, I am writing in response to a recent report issued by the proxy advisory firm Institutional Shareholder Services (ISS) regarding our 2022 Annual Meeting of Stockholders to be held on September 14, 2022.  Despite an evaluation that did not identify a clear misalignment of pay and performance or problematic practices during the covered pay year, ISS recommends that our stockholders vote against certain directors on our Compensation Committee and against the Say-on-Pay Proposal.  This is contrary to the recommendation of the proxy advisory firm Glass Lewis, who recommends a vote in favor of all directors and the Say-On-Pay Proposal. I disagree with ISS’ recommendations and recommend you vote “FOR” each of the nominees for director (Proposal 1) and “FOR” the Say-on-Pay Proposal (Proposal 4) at our 2022 Annual Meeting of Stockholders.

ISS’ recommendation is based on its opinion that our Compensation Committee has not demonstrated sufficient responsiveness to last year's Say-on-Pay vote.  I strongly disagree and believe the Board of Directors and Compensation Committee are fully committed to engaging with, and responding to, our stockholders.

Stockholder Engagement, Feedback and Responsiveness

After nine years of strong stockholder support exceeding 93% every year, our Say on Pay proposal at our 2021 Annual Meeting received about 54% support.  In response, we expanded our stockholder outreach program and extended an offer to engage on compensation matters to our twenty (20) top stockholders representing nearly 70% of the Company’s outstanding shares.  We had substantive discussions with stockholders representing approximately 23% of our outstanding shares, with the Chair of our Compensation Committee participating in all discussions. The feedback received from stockholders was communicated to the entire Compensation Committee.

In these discussions, stockholders focused on our 2021 LTI Program expiring in fiscal 2025 and noted the reduced flexibility with a front-loaded five-year plan and the limited use of only one performance metric.  As this program is currently mid-cycle, the Compensation Committee did not make, nor did any of our stockholders specifically request, any modifications to this existing program.  However, the Compensation Committee heard very clearly stockholder perspectives about five-year plans and this feedback will strongly inform the structure of new long-term incentive plans beginning in fiscal 2026.  Additionally, the Compensation Committee confirmed in the Proxy Statement that it does not intend to grant additional equity-based awards to existing participants during the program term.  This disciplined approach is consistent with our prior two five-year long-term incentive programs in which no additional equity-based awards were granted to participants following the original award.

Several stockholders also noted that one of the annual performance goals (new sales bookings) for certain of our executives for fiscal 2021 was set below the prior year performance.  In response, the Compensation Committee set the target performance goal for the new sales bookings above fiscal 2022 actual performance for the fiscal 2023 annual bonus.

Commitment to Transparency and Responsiveness; Board Support

Our Compensation Committee and our Board are absolutely committed to transparency and responsiveness in the executive compensation process.  On behalf of the Board and the Compensation Committee, I want to reiterate our appreciation for the constructive feedback provided to us by our stockholders.  We will continue to look for ways to enhance our disclosures to provide transparency and to hold ourselves and the executives accountable.  I strongly disagree with the view expressed by ISS that we have not been responsive to stockholders.  The recommendation by ISS that stockholders vote against our Chairman of the Board, Chairman of the Compensation Committee and Chairman of the Nominating and Governance Committee is an excessive and potentially disruptive approach that is not warranted under the circumstances.

I reiterate the Board’s recommendation that you vote “FOR” each of our director nominees (Proposal 1) and “FOR” the Say on Pay Proposal (Proposal 4) at our 2022 Annual Meeting of Stockholders.

Thank you for your continued support.

Sincerely,

Walter J. Aspatore
Chairman of the Board of Directors

Chicago, Illinois
September 6, 2022

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT FILED ON JULY 26, 2022.  EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY INFORMATION
SET FORTH IN THE PROXY STATEMENT